Exhibit 10.2

PERSONAL AND CONFIDENTIAL

November 1, 2004

Dr. David Berd
125 Heacock Lane
Wyncote, PA 19095

Dear Dr. Berd,

It was a pleasure to hear that you will be joining AVAX Technologies, Inc., a Delaware corporation (the “Company”). Accordingly, we would like to extend to you the following offer of employment:

1.

You shall be employed as Chief Medical Officer. You shall report to Principal Executive Officer, and you shall perform such tasks as deemed necessary. Your employment hereunder shall be from the November 1, 2004 for a period of six months (the “Initial Employment Period”) through April 30, 2005. The Initial Employment Period may be extended upon mutual agreement between yourself and the Company. Any agreement to extend the Initial Employment Period will be completed no later than 60 days before the scheduled end of the Initial Employment Period.

2.

Commencing on the Effective Date, you shall receive an annual salary of $180,000.00 per year, which shall be paid pro rata for any partial calendar year for which you are employed by the Company and payable in accordance with the Company’s normal payroll and withholding practice.

3.

Upon execution of the Company Stock Option Agreement, you will be entitled to nontransferable options to purchase 200,000 shares of Common Stock, par value $.004 per share, of the Company (“Common Stock”), exercisable for seven years at an exercise price equal to the Fair Market Value (as such term is defined in the Stock Option Agreement) of the Common Stock as of the Effective Date. Your options shall vest and be exercisable (subject to resale restrictions for a period of up to 18 months in connection with and following any public offering, which may be imposed by the Company or the managing underwriter(s) of such offering), provided you are still employed by the Company on such dates, at the rate of one-fourth every three months (i.e. options to purchase 50,000 shares shall become fully vested every three months) until the first anniversary of the Effective Date. Upon termination of employment, all vested options shall be exercisable for up to 30 days thereafter. The tax consequences to you of the grant, vesting or exercise of any such options or the sale of any shares of Common Stock issuable pursuant to such options shall be your personal responsibility and not that of the Company.

4.	During the term of your employment, you shall be entitled to a minimum of four (4) weeks of vacation at such time as may be reasonably agreed by you and the Executive Officer.

5.

The Company shall make available to you and your dependents such medical, life insurance and other health benefits as the Company makes generally available to other employees of the Company. You will have the option to continue under your current medical and health benefits plan on a COBRA basis which cost will be borne solely by the Company. If you elect to continue your current benefits plan on a COBRA basis, the Company may, in its discretion, make payments: (i) directly to the insurance company or other benefits provider, (ii) jointly to you and such insurance company or other benefits provider, or (iii) to you as reimbursement upon presentation of receipts or other documentation reflecting payment of such medical or health insurance premiums by you. You will be eligible to participate in the Company’s 401K Plan.

Dr. David Berd
Employment Letter
Page Two

6.	Your employment start date shall be November 1, 2004 (the “Effective Date”).

7.

You acknowledge and agree that you will remain bound by and subject to all agreements and provisions of agreements such as the Thomas Jefferson University License Agreement and your Consulting Agreement, including but not limited to confidentiality, sales of stock, non-competition, to the extent such agreements remain in effect and only to the extent previously bound.

8.

It is acknowledged and agreed that during the term of your employment hereunder you will continue to treat patients at Thomas Jefferson University at such times and dates as you have indicated and has been committed to the University by yourself.

9.	(a) This agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to such State’s principles of conflict of laws.

(b)   The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement.

(c)   In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

(d)   Any dispute between the parties to this agreement arising from or relating to the terms of this agreement or your employment, including the terms and conditions of such employment, shall be submitted to binding arbitration in Pennsylvania, under the auspices of the American Arbitration Association.

(e)   This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, representatives, successors and assigns, whether by contract or operation of law or otherwise.

10.

It is agreed and acknowledged during the period of your services under this agreement you will also serve as a part-time employee of Thomas Jefferson University and that during this time AVAX will adhere to the patent policies of Thomas Jefferson University in the event of any inventions discovered by you.

Dr. David Berd
Employment Letter
Page Three

        If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute one enclosed copy of this letter and return it to me as soon as possible. We look forward to having you join our team.

Sincerely,

/s/ Richard P. Rainey

President

AGREED AND ACCEPTED
AS OF November 1, 2004

/s/   David Berd

Dr. David Berd